Exhibit 10-3

Amy E. Best
SVP & Chief HR Officer
10 S. Dearborn Street
Chicago, IL 60603
Tel. (312) 394-7554

May 7, 2018

Denis P. O’Brien
321 Canterbury Road
Havertown, PA 19083

Re:    Memorandum of Understanding (“MOU”)

Dear Denis:

This letter will confirm our mutual understanding regarding your employment with Exelon Corporation (the “Company”).

1.
You have accepted the position of Senior Executive Vice President & Senior Advisor to the Chief Executive Officer of the Company, and hereby resign from your current position as Chief Executive Officer – Exelon Utilities, and from any other positions as an officer or director of the Company, its subsidiaries and affiliates effective as of June 1, 2018. You will remain employed in this position until December 31, 2019 or such other date as you may resign, or terminate by mutual agreement or by either party upon the other party’s breach of the terms of this MOU (the “Scheduled Separation Date”), provided, that your employment may end prior to the Scheduled Separation Date if it is terminated by the Company for Cause (as defined in Section 7.11(b), (c), and (d) of the Exelon Corporation Senior Management Severance Plan (as Amended and Restated), effective as of November 1, 2015 (the “Severance Plan”)), or due to your disability or death.

2.
During this period of employment, your current base salary and target annual and deferred compensation and long-term incentive opportunities including under the Exelon Corporation Annual Incentive Award Plan and the Exelon Corporation Long-Term Incentive Plan will remain in effect, and you and your eligible dependents will remain eligible to participate in all of the Company’s applicable employee and fringe benefit plans and to receive benefits on a basis consistent with other active senior executives, and you will remain subject to the Company’s code of business conduct and other employment policies. The change in your position as set forth in Paragraph 1 above is not a “separation from service” or “termination of employment” as the terms are defined by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). The parties will mutually cooperate to ensure that any payments and benefits set forth in this MOU subject to Section 409A of the Code comply with the provisions thereof without incurrence of penalties.

Exhibit 10-3

May 7, 2018

3.
An essential aspect of this arrangement will be your continued collaborative performance of your new duties, as well as your cooperation and assistance with the orderly transition of your prior duties to your successor, consistent with your senior executive role.

4.
Upon the termination of your employment on the Scheduled Separation Date, you will receive non-change in control separation benefits in accordance with the terms and conditions of your separation agreement as authorized by the Severance Plan as applicable to senior executive management (within the meaning of the plan).

5.
This letter supersedes all prior agreements and understandings concerning your employment in effect prior the date of this MOU, other than your Employee Confidential Information, Invention and Creative Works Agreement and the Non-Solicitation and Confidentiality Agreement entered into as of the date of this letter and attached hereto as Exhibit A.

Please acknowledge your acceptance of the above terms and conditions by signing this letter in the space provided below and promptly returning it to me.

We greatly appreciate your ongoing contributions to Exelon.

Very truly yours,

/s/ AMY E. BEST
Amy E. Best
Senior Vice President & Chief Human Resources Officer

Agreed and Accepted:

/s/ DENIS P. O'BRIEN
Denis P. O’Brien
Exhibit

cc:    Thomas O’Neill